UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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APACHE CORPORATION

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Commencing on May 1, 2013, Apache Corporation sent the following communication to certain of its shareholders.

APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Supplemental Information Regarding Item No. 5

Advisory Vote to Approve the Compensation of Our Named Executive Officers

May 1, 2013

Fellow Shareholders,

The proxy advisory firms, ISS and Glass Lewis, unanimously support our recommendations on all issues except one, “say on pay,” on which they are split. Glass Lewis recommended for Apache’s “say on pay” proposal. ISS did not. ISS’ addition of a group of companies to our peer group that is not in our industry and not of our size led it to conclude that our chairman and chief executive officer’s bonus was too large and insufficiently tied to performance.

Comparison to Peers

ISS accepted all of the companies we designated as peers. These are companies that are in comparable markets, have comparable financial factors such as market cap, net income, oil and gas revenues and total assets, and compete for the same talent. However, ISS also added companies outside of our industry including a coal company, oil and gas storage companies and various companies with refining, marketing, and transportation operations. Not one of these companies is an exploration and production (“E&P”) company, which is what we do. Compared to E&P companies, oil and gas price changes have a counter-cyclical impact on most of the ISS added companies.

Notably, each of the companies that we designate as our peers selected Apache as a peer in their proxy materials while not a single one of the companies that ISS added to their peer group has disclosed that it considers Apache to be a peer company.

Apache Selected Peers	Description	ISS Added Companies	Description
Anadarko Petroleum Corp.	Oil & Gas E&P	CVR Energy, Inc.	Oil & Gas Refining & Marketing
Chesapeake Energy Corp.	Oil & Gas E&P	Enterprise Product Partners L.P.	Oil & Gas Storage & Transportation
Devon Energy Corp.	Oil & Gas E&P	HollyFrontier Corporation	Oil & Gas Refining & Marketing
EOG Resources, Inc.	Oil & Gas E&P	NuStar Energy L.P.	Oil & Gas Refining & Marketing
Hess Corporation	Integrated Oil & Gas	Peabody Energy Corporation	Coal & Consumable Fuels
Marathon Oil Corporation	Oil & Gas E&P	Plains All American Pipeline, L.P.	Oil & Gas Storage & Transportation
Murphy Oil Corporation	Integrated Oil & Gas	Tesoro Corporation	Oil & Gas Refining & Marketing
Occidental Oil Company	Integrated Oil & Gas	The Williams Companies, Inc.	Oil & Gas Storage & Transportation
Apache Corporation	Oil & Gas E&P	World Fuel Services Corporation	Oil & Gas Refining & Marketing

Furthermore, none of the ISS added companies (shaded in gray below) reports any oil and gas revenue.

Company	Ticker	Market Cap as of Dec. 31, 2012	Revenues	Oil & Gas Revenue
Occidental Petroleum Corporation	OXY	62.05	24.20	18.90
Apache Corporation	APA	30.72	17.10	16.90
Marathon Oil Corporation	MRO	21.63	15.60	14.10
Anadarko Petroleum Corporation	APC	37.14	13.40	12.40
Hess Corporation	HES	18.09	38.40	10.90
EOG Resources, Inc.	EOG	32.72	11.70	8.00
Devon Energy Corporation	DVN	21.05	9.50	7.20
Chesapeake Energy Corporation	CHK	11.06	12.30	6.30
Murphy Oil Corporation	MUR	11.57	28.60	4.60
Enterprise Products Partners L.P.	EPD	45.01	42.58	None
The Williams Companies, Inc.	WMB	22.31	7.49	None
Plains All American Pipeline, L.P.	PAA	15.17	37.80	None
HollyFrontier Corporation	HFC	9.48	20.09	None
Peabody Energy Corporation	BTU	7.15	8.08	None
Tesoro Corporation	TSO	6.05	32.97	None
CVR Energy, Inc.	CVI	4.24	8.57	None
NuStar Energy L.P.	NS	3.31	5.96	None
World Fuel Services Corporation	INT	2.97	38.95	None

The companies ISS added to the peer group are not only in different and essentially opposite parts of the energy sector, the majority of them are significantly smaller than we are. Since a company’s size has the single largest correlation to what constitutes competitive compensation, it is inappropriate and illogical to compare Apache’s compensation to the compensation at those smaller companies.

Market Cap as of Dec. 31, 2012

(in billions)

The following charts demonstrate that it is ISS’ addition of these companies that moved Apache from a “medium concern” (yellow line) to a “high-concern” (red line) category, which supported ISS’ vote recommendation:

Our Peer Analysis (Medium Concern)	ISS Peer Analysis (High Concern)

If this inappropriate choice of additional peers is corrected, we believe it becomes quite clear that our chairman and chief executive officer’s pay, which includes his bonus, is properly aligned with performance.

Chief Executive Officer Compensation Relative to Peers

The below chart illustrates 2012 total compensation data (as defined by ISS) and shows that our chairman and chief executive officer’s total compensation, including the annual bonus, is slightly above the median of our peers. We believe that ISS’ focus on the bonus is misplaced. The bonus is one component of our executives’ compensation. We focus on aggregate compensation and target that at the median of our peer group, which is where we are. By way of contrast, when ISS included the additional companies as peers that are, for the most part, smaller than Apache, ISS indicated that our chairman and chief executive officer’s total compensation was 1.8 times median.

Total Compensation for 2012

(in thousands)

Reported Pay versus Realized Pay

ISS acknowledges that our chairman and chief executive officer’s pay is highly tied to future stock performance because in their report they include the chart below which demonstrates that our chairman and chief executive officer’s realizable pay over the last three years was only 66 percent of his reported pay as a result of our stock’s underperformance. Our realized pay analysis on page 35 of our 2013 proxy statement paints the same picture. The graphs below demonstrate the impact of our stock’s recent underperformance on our chairman and chief executive officer’s actual compensation and also show that a large part of his future compensation is intimately tied to our stock’s actual performance. This is exactly how our compensation programs are designed to work.

Reported vs. Realized/Realizable Pay

(in thousands)

We opened by addressing you as fellow shareholders because each of the members of your executive team and board of directors has a meaningful ownership interest in the company. We are well aware our stock has underperformed and we are focused on improving our share price. Also, as we stated in our proxy statement, we constantly review our compensation programs, practices, and policies to ensure that we stay abreast of compensation best practices and we intend to continue to do just that going forward.

For the above reasons, we believe that Apache’s executive compensation programs align our executives’ pay with performance.

Therefore, we urge you to vote “FOR” Item No. 5, the non-binding advisory vote on executive compensation.